Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
March 29, 2011

Oxford Industries Reports Fiscal 2010 Results and Issues Fiscal 2011 Guidance

- Company Reports EPS Gain of $2.99 on Divestiture of Oxford Apparel -

- Fourth Quarter Continuing Operations Adjusted EPS Increases to $0.32 versus Year Ago of $0.04 —

- Company Issues Fiscal 2011 Adjusted EPS Guidance of $1.95-$2.05 versus Adjusted Fiscal 2010 EPS of $1.26 -

- Company Increases Quarterly Dividend to $0.13 per Share -

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2010 fiscal year ended January 29, 2011.  Consolidated net sales, which represent sales from continuing operations, were $157.7 million in the fourth quarter compared to $143.4 million in the fourth quarter of fiscal 2009, which ended January 30, 2010.  On an adjusted basis, earnings per diluted share from continuing operations were $0.32 compared to $0.04 in the same period last year.  For fiscal 2010, consolidated net sales from continuing operations were $603.9 million compared to $585.3 million in fiscal 2009.  On an adjusted basis, earnings per diluted share from continuing operations were $1.26 for the 2010 fiscal year compared to $0.48 in the prior year.

The adjusted EPS reflects LIFO accounting adjustments, purchase accounting charges, a reduction in an estimate for an environmental reserve liability and certain restructuring and other charges.  For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

On a U.S. GAAP basis, earnings per diluted share from continuing operations were $0.10 in the fourth quarter compared to $0.07 in the same period of the prior year.  Net earnings per diluted share in the fourth quarter, which includes discontinued operations and the $2.99 per share gain on the sale of the Oxford Apparel operations, were $3.22 compared to $0.24 in the same period of the prior year.  On a U.S. GAAP basis, the Company reported earnings per diluted share from continuing operations of $0.98 in fiscal 2010 compared to $0.09 in the prior year.  Net earnings per diluted share were $4.75 in fiscal 2010 compared to $0.90 in the prior year.

(More)

J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc. commented, “We are very pleased with the improved operating results we achieved in fiscal 2010 and we are even more excited about our outlook for 2011.  In the coming year, we expect to deliver strong results with increased revenue, expanding gross margins and improved operating margins, while making significant investments in our lifestyle brands.”

Mr. Lanier continued, “During the first eight weeks of fiscal 2011, our direct to consumer results across all brands have been stellar.  We believe the strategic moves we made last year have positioned us well for 2011 and beyond.  The sale of Oxford Apparel and the addition of Lilly Pulitzer have not only left us with a collection of great aspirational lifestyle brands, but also the balance sheet and financial flexibility to support the sustained growth we expect from these businesses.”

Operating Group Results

Tommy Bahama reported net sales of $108.9 million for the fourth quarter compared to $94.8 million in the fourth quarter of fiscal 2009.  The increase in net sales for Tommy Bahama was due primarily to higher sales in our direct to consumer business.  These increases included comparable store sales increases, sales at new retail stores and dramatically higher e-commerce sales.  Tommy Bahama’s operating income for the fourth quarter was $15.6 million compared to $9.7 million in the fourth quarter of fiscal 2009.  The increase in operating income for Tommy Bahama was primarily due to the increased net sales, improved gross margins due to a greater proportion of direct to consumer sales, as a percentage of total Tommy Bahama sales, and higher royalty income.  As of January 29, 2011, Tommy Bahama operated 89 retail stores compared to 84 at the end of fiscal 2009.

From the acquisition on December 21, 2010 to January 29, 2011, Lilly Pulitzer’s net sales were $6.0 million and its operating loss was $0.4 million.  The operating results included $1.0 million of purchase accounting charges consisting of $0.8 million related to an inventory write-up relating to acquired inventory which was sold prior to January 29, 2011 and $0.2 million related to the change in fair value of the contingent consideration related to the Lilly Pulitzer acquisition.  The operating income, as adjusted, was $0.6 million for the six week period.

Ben Sherman reported net sales of $20.9 million for the fourth quarter compared to $24.6 million in the fourth quarter of fiscal 2009.  The fourth quarter of fiscal 2009 included $2.6 million in net sales related to exited businesses compared to no net sales related to exited businesses in the fourth quarter of fiscal 2010.  Net sales were also negatively impacted by a 3.6% decrease in the average exchange rate of the British pound sterling versus the United States dollar during the fourth quarter compared to the average exchange rate during the fourth quarter of fiscal 2009.

Ben Sherman’s operating loss for the fourth quarter was $4.3 million compared to an operating loss of $2.7 million in the fourth quarter of fiscal 2009.  The fourth quarter of fiscal 2010 included $3.2 million of charges related to the closing of two U.K. retail stores and fixed asset impairment charges, while the fourth quarter of fiscal 2009

(More)

included $0.7 million of restructuring charges primarily related to the exit from the Ben Sherman women’s business and other streamlining initiatives.  Ben Sherman’s operating loss, as adjusted for these charges, for the fourth quarter of fiscal 2010 and the fourth quarter of fiscal 2009 was $1.1 million and $2.0 million, respectively.  The improved operating results, as adjusted, were primarily due to higher gross margins as well as lower SG&A.

Net sales for Lanier Clothes were $19.7 million in the fourth quarter compared to $22.3 million in the fourth quarter of fiscal 2009.  The decrease in net sales for Lanier Clothes was primarily due to lower sales in the private label businesses.  Operating income in the fourth quarter was $1.8 million compared to operating income of $1.7 million in the fourth quarter of fiscal 2009.  The increase in operating income for Lanier Clothes, despite a decrease in net sales, was primarily due to improved gross margins resulting from branded sales representing a greater proportion of Lanier Clothes’ sales in the fourth quarter of fiscal 2010.

Corporate and Other reported an operating loss of $4.7 million for the fourth quarter compared to an operating loss of $3.2 million in the fourth quarter of fiscal 2009.  The fourth quarter of fiscal 2010 included LIFO accounting charges of $2.4 million and $0.8 million of transaction expenses related to the acquisition of Lilly Pulitzer on December 21, 2010, which were partially offset by the impact of a $2.2 million reduction in an existing environmental reserve liability.  The fourth quarter of fiscal 2009 benefited from $1.7 million of LIFO accounting income.

The Corporate and Other operating loss, as adjusted, decreased to $3.7 million for the fourth quarter from $4.9 million in the fourth quarter of fiscal 2009.  The decrease in operating loss, as adjusted, from the fourth quarter of fiscal 2009 was primarily due to improved results in the Oxford Golf business, as well as lower employment costs in the fourth quarter of fiscal 2010.

Consolidated Operating Results

Consolidated net sales were $157.7 million in the fourth quarter compared to $143.4 million in the fourth quarter of fiscal 2009.  The increase was primarily due to a 15% increase in Tommy Bahama sales and the addition of Lilly Pulitzer sales, partially offset by lower sales at Ben Sherman and Lanier Clothes.

Consolidated gross margins were 53.9% for the fourth quarter compared to 53.5% for the fourth quarter of fiscal 2009.  Gross profit in the fourth quarter was impacted by $2.4 million of LIFO accounting charges and $0.8 million of cost of goods sold associated with the write-up of the Lilly Pulitzer inventory, which was sold prior to January 29, 2011, as required by purchase accounting.  Gross margins in the fourth quarter of fiscal 2009 were impacted by $1.7 million of LIFO accounting income and $0.4 million of restructuring charges.

(More)

Consolidated gross margins, as adjusted, for the fourth quarter increased to 55.9% compared to 52.6% in the fourth quarter of fiscal 2009.  The increase in gross margins in the fourth quarter, as adjusted, was primarily due to changes in sales mix including higher direct to consumer sales in Tommy Bahama and Ben Sherman and more branded sales at Lanier Clothes.

SG&A for the fourth quarter increased to $80.7 million, or 51.2% of net sales, compared to $74.7 million, or 52.1% of net sales, in the fourth quarter of fiscal 2009.  SG&A in the fourth quarter of 2010 includes $3.2 million of charges in Ben Sherman primarily related to the closing of two U.K. retail stores and $0.8 million of transaction costs associated with the purchase of Lilly Pulitzer reflected in Corporate and Other.  These SG&A charges were partially offset by a $2.2 million reduction in an existing environmental reserve liability during the fourth quarter of fiscal 2010.  The fourth quarter of fiscal 2009 included $0.8 million of restructuring and fixed asset impairment charges.

SG&A in the fourth quarter, as adjusted, was $78.9 million, or 50.0% of net sales, compared to $73.8 million, or 51.5% of net sales, in the fourth quarter of fiscal 2009.  The increase in SG&A was primarily due to the addition of the Lilly Pulitzer business, costs associated with the resumption of the Company’s incentive compensation program and costs associated with the operation of additional retail stores.  SG&A as a percentage of sales decreased due to leveraging costs across the increased sales.

Royalties and other operating income increased modestly in the fourth quarter of fiscal 2010 to $4.2 million compared to $3.8 million in the fourth quarter of fiscal 2009.  Interest expense for the fourth quarter was $4.8 million compared to $5.1 million in the fourth quarter of fiscal 2009.

For fiscal 2010, consolidated net sales were $603.9 million compared to $585.3 million in fiscal 2009.  Consolidated gross margins improved in fiscal 2010 to 54.2% from 49.7% in fiscal 2009.  Consolidated SG&A as a percentage of sales rose slightly to 49.8% in fiscal 2010 from 48.3% in fiscal 2009.  Consolidated operating margins for the year were 6.7% compared to 3.2% in the prior year.

Consolidated gross margins, as adjusted, increased to 55.0% in fiscal 2010 from 50.6% in fiscal 2009.  Adjusted consolidated SG&A as a percentage of sales was 49.5% in fiscal 2010 compared to 47.9% in fiscal 2009.  Consolidated operating margins, as adjusted for the year, increased significantly to 7.8% in fiscal 2010 compared from 4.5% in the prior year.

Discontinued Operations

Discontinued operations reflect operations of our former Oxford Apparel Group that were sold on January 3, 2011.  Earnings from discontinued operations were $51.7 million in the fourth quarter of fiscal 2010, which included a $49.5 million gain on the sale.  The fourth quarter of fiscal 2009 included earnings from discontinued operations of $2.8 million.

(More)

Balance Sheet and Liquidity

Total inventories from continuing operations at January 29, 2011 were $85.3 million, compared to $58.2 million at January 30, 2010.  The increase in inventories was due to an increase in Tommy Bahama inventory levels to support a higher store count and planned growth.  The increase also included the addition of $13.8 million of Lilly Pulitzer inventory.  Receivables increased from $44.7 million to $50.2 million primarily due to inclusion of receivables related to the Lilly Pulitzer business.

As of January 29, 2011, the Company had total debt of $147.1 million compared to $146.4 million at January 30, 2010, with all debt consisting of the Company’s senior secured notes.  At the end of the fourth quarter of fiscal 2010, the Company had $44.1 million of cash on hand, $145.0 million of availability under its U.S. revolving credit facility and $7.5 million in unused availability under its U.K. revolving credit facility.

Cash flow from operations was $35.7 million in fiscal 2010 compared to $61.0 million in the prior year.  Fiscal 2009 cash flow from operations benefited from significant reductions in inventory levels.

Dividend

The Company announced that its Board of Directors has declared a cash dividend of $0.13 per share payable on April 29, 2011 to shareholders of record as of the close of business on April 15, 2011. This represents an 18% increase from the dividend paid in the fourth quarter of fiscal 2010.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook for Fiscal 2011 - Continuing Operations

For fiscal year 2011, which ends on January 28, 2012, the Company expects net sales of $725 million to $740 million compared to $603.9 million in fiscal 2010.  Earnings per diluted share from continuing operations, before the impact of purchase accounting, are expected to be between $1.95 and $2.05.

The Company anticipates that fiscal 2011 will be impacted by purchase accounting charges related to the purchase of Lilly Pulitzer, including a charge to cost of goods sold related to the write-up of inventory and anticipated changes in the fair value of contingent consideration pursuant to an earnout agreement.  These charges are currently estimated to be $3.4 million in fiscal 2011, of which approximately $1.6 million is expected to be incurred in the first quarter.  For reference, a table further describing these items is included at the end of this release.

The year-over-year expected net sales increase includes the addition of Lilly Pulitzer, which is expected to contribute approximately $80 million of net sales in fiscal 2011 compared to $6 million of net sales in fiscal 2010.  The Company expects Tommy Bahama’s sales to increase approximately 10% and expects mid-single digit sales increases at Ben Sherman and low single digit sales increases at Lanier Clothes.

(More)

With the addition of Lilly Pulitzer and the Oxford Apparel divestiture, the seasonality of both sales and earnings will be more pronounced.  The Company anticipates that the first quarter will continue to be the Company’s largest quarter, both in terms of sales and operating income, and will further benefit from the strength of Lilly Pulitzer’s Spring selling season.  Conversely, with retail demand for the Company’s brands being weakest in the third quarter, the Company expects that its lowest operating margins will occur in the third quarter.

The Company’s ability to deal with increased product costs has significantly improved with the shift from private label to lifestyle brands.  While the Company expects some cost increases in fiscal 2011, particularly in the second half of the year, the shift in the Company’s portfolio to lifestyle brands has mitigated much of the impact on consolidated gross margins.  In fiscal 2011, the Company expects a slight up-tick in consolidated gross margins and consolidated operating margins.

SG&A is expected to rise at a pace slightly lower than the planned increase in net sales. Depreciation and amortization of intangible assets are expected to be approximately $21.0 million and $1.2 million, respectively, in fiscal 2011.  This amortization of intangibles includes $0.5 million of amortization related to the purchase of Lilly Pulitzer. Royalty income is expected to be up slightly over fiscal 2010.  Interest expense is expected to remain flat with fiscal 2010 at approximately $20 million.

The effective tax rate for fiscal 2011 is anticipated to rise to approximately 34% compared to an effective tax rate of 21.8% in fiscal 2010.  The fiscal 2010 effective tax rate benefited from certain discrete items including the reversal of income tax contingency reserves, the impact of certain favorable permanent differences over a lower earnings base and the impact of certain tax credits.

In fiscal 2010, capital expenditures were $13.3 million.  Capital expenditures for fiscal 2011 are planned to be approximately $30 million as the Company increases its pace of retail store openings and continues to invest in information technology and distribution center enhancements.

The Company expects net sales in the first quarter of fiscal 2011 to be in the range of $200 million to $210 million compared to net sales of $163.6 million in the first quarter of fiscal 2010.  Earnings per diluted share from continuing operations, before the impact of purchase accounting, are expected to be between $0.95 and $1.05 in the first quarter of fiscal 2011 compared to adjusted earnings per diluted share from continuing operations of $0.54 in the first quarter of fiscal 2010.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through April 12, 2011.  To

(More)

access the telephone replay, participants should dial (858)384-5517.  The access code for the replay is 3593063.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands.  Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®.  The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels.  The Company operates retail stores, restaurants and Internet websites.  The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands.  Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers.  Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM.  For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, access to capital and/or credit markets, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2010 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

(More)

OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	Fiscal 2010	Fiscal 2009	Fiscal 2010	Fiscal 2009
Net sales	$157,714	$143,399	$603,947	$585,306
Cost of goods sold	72,717	66,617	276,540	294,493
Gross profit	84,997	76,782	327,407	290,813
SG&A	80,674	74,662	301,002	282,489
Amortization of intangible assets	254	306	973	1,217
Change in fair value of contingent consideration	200	—	200	—
	81,128	74,968	302,175	283,706
Royalties and other operating income	4,212	3,765	15,430	11,803
Operating income	8,081	5,579	40,662	18,910
Interest expense, net	4,772	5,123	19,887	20,469
Earnings (loss) from continuing operations before income taxes	3,309	456	20,775	(1,559)
Income taxes (benefit)	1,596	(652)	4,540	(2,945)
Earnings from continuing operations	1,713	1,108	16,235	1,386

Earnings from discontinued operations, net of income taxes	2,133	2,780	12,877	13,238
Gain on sale of discontinued operations, net of income taxes	49,546	—	49,546	—
Net earnings from discontinued operations,	51,679	2,780	62,423	13,238
Net earnings	$53,392	$3,888	$78,658	$14,624

Earnings from continuing operations, net of income taxes per common share – diluted	$0.10	$0.07	$0.98	$0.09

Earnings from discontinued operations per common share – diluted	$0.13	$0.17	$0.78	$0.81
Gain on sale of discontinued operations per common share - diluted	$2.99	$0.00	$2.99	$0.00
Net earnings from discontinued operations per common share - diluted	$3.12	$0.17	$3.77	$0.81
Net earnings per common share – diluted	$3.22	$0.24	$4.75	$0.90

Weighted average common shares outstanding – diluted	16,562	16,517	16,551	16,304

(More)

OXFORD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	January 29, 2011	January 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$44,094	$8,288
Receivables, net	50,177	44,690
Inventories, net	85,338	58,180
Prepaid expenses, net	12,554	10,508
Deferred income tax assets	19,005	13,875
Assets related to discontinued operations, net	57,745	56,365
Total current assets	268,913	191,906
Property and equipment, net	83,895	78,425
Intangible assets, net	166,680	137,462
Goodwill	16,866	—
Other non-current assets, net	22,117	17,381
Total Assets	$558,471	$425,174
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$83,211	$68,249
Accrued compensation	23,095	9,259
Liabilities related to discontinued operations	40,785	18,942
Total current liabilities	147,091	96,450
Long-term debt, less current maturities	147,065	146,408
Other non-current liabilities	55,441	49,478
Non-current deferred income taxes	28,846	28,421
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,511	16,461
Additional paid-in capital	96,597	91,840
Retained earnings	90,739	19,356
Accumulated other comprehensive loss	(23,819)	(23,240)
Total shareholders’ equity	180,028	104,417
Total Liabilities and Shareholders’ Equity	$558,471	$425,174

(More)

OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

 (in thousands)

	Fiscal 2010	Fiscal 2009
Cash Flows From Operating Activities:
Earnings from continuing operations	$16,235	$1,386
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	17,840	19,207
Amortization of intangible assets	973	1,217
Change in fair value of contingent consideration	200	—
Amortization/write-off of deferred financing costs and bond discount	1,952	3,370
Stock compensation expense	4,549	4,003
Loss on sale of property and equipment	376	2,147
Deferred income taxes	(4,620)	(8,114)
Changes in working capital, net of acquisitions and dispositions:
Receivables	162	1,250
Inventories	(17,920)	35,669
Prepaid expenses	(369)	79
Current liabilities	22,340	(1,220)
Other non-current assets	(1,260)	(1,390)
Other non-current liabilities	(4,767)	3,371
Net cash provided by operating activities	35,691	60,975
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(58,303)	—
Purchases of property and equipment	(13,328)	(11,308)
Other	78	11
Net cash used in investing activities	(71,553)	(11,297)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(172,082)	(252,764)
Proceeds from revolving credit arrangements	172,082	219,444
Repayment of company owned life insurance policy loans	(4,125)	—
Repurchase of 8 7/8% Senior Unsecured Notes	—	(166,805)
Proceeds from the issuance of 11 3/8% Senior Secured Notes	—	146,029
Deferred financing costs paid	—	(5,049)
Proceeds from issuance of common stock	177	8
Dividends on common stock	(7,275)	(5,889)
Net cash used in financing activities	(11,223)	(65,026)
Cash Flows from Discontinued Operations:
Net operating cash flows (used in) provided by discontinued operations	(19,930)	20,594
Net investing cash flows provided by (used in) discontinued operations	102,790	(15)
Net cash provided by discontinued operations	82,860	20,579

Net change in cash and cash equivalents	35,775	5,231
Effect of foreign currency translation on cash and cash equivalents	31	(233)
Cash and cash equivalents at the beginning of year	8,288	3,290
Cash and cash equivalents at the end of year	$44,094	$8,288
Supplemental disclosure of cash flow information:
Cash paid for interest, net including interest paid for discontinued operations	$18,560	$20,051
Cash paid for income taxes including interest paid for discontinued operations	$20,859	$9,741

(More)

OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Fourth Quarter Fiscal 2010	Fourth Quarter Fiscal 2009	Fiscal 2010	Fiscal 2009

Net Sales
Tommy Bahama	$108,925	$94,822	$398,510	$363,084
Lilly Pulitzer	5,959	—	5,959	—
Ben Sherman	20,892	24,619	86,920	102,309
Lanier Clothes	19,749	22,276	103,733	114,542
Corporate and Other	2,189	1,682	8,825	5,371
Total Net Sales	$157,714	$143,399	$603,947	$585,306

Operating Income (Loss)
Tommy Bahama	$15,608	$9,743	$51,081	$37,515
Lilly Pulitzer	(372)	—	(372)	—
Ben Sherman	(4,272)	(2,655)	(2,664)	(8,616)
Lanier Clothes	1,803	1,708	14,316	12,389
Corporate and Other	(4,686)	(3,217)	(21,699)	(22,378)
Total Operating Income (Loss)	$8,081	$5,579	40,662	$18,910
Interest Expense, net	4,772	5,123	19,887	20,469
Earnings (Loss) Before Income Taxes	$3,309	$456	$20,775	$(1,559)

(More)

RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS, AS ADJUSTED

Set forth below is our reconciliation of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for each quarter and the full year of fiscal 2010 and fiscal 2009. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. The sum of the earnings per share amounts for the four quarters may not equal the amounts included for the full year due to rounding.

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Full Year 2010
	(in thousands, except per share amounts)
As reported
Net sales	$163,625	$142,981	$139,627	$157,714	$603,947
Gross profit	$89,707	$79,018	$73,685	$84,997	$327,407
Gross margin (1)	54.8%	55.3%	52.8%	53.9%	54.2%
SG&A	$78,009	$71,324	$70,995	$80,674	$301,002
SG&A margin (2)	47.7%	49.9%	50.8%	51.2%	49.8%
Operating income	$14,971	$11,179	$6,431	$8,081	$40,662
Operating margin (3)	9.1%	7.8%	4.6%	5.1%	6.7%
Earnings from continuing operations before income taxes	$10,004	$6,126	$1,336	$3,309	$20,775
Earnings from continuing operations	$8,524	$4,679	$1,319	$1,713	$16,235
Diluted earnings from continuing operations per common share	$0.52	$0.28	$0.08	$0.10	$0.98
Weighted average common shares outstanding - diluted	16,503	16,552	16,576	16,562	16,551

(More)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Full Year 2010
	(in thousands, except per share amounts)
Increase/(decrease) in earnings from continuing operations
LIFO accounting adjustments included in cost of goods sold (4)	$651	$976	$(265)	$2,430	$3,792
Purchase accounting charges:
Inventory write-up cost included in cost of goods sold (5)	$—	$—	$—	$764	$764
Acquisition costs included in SG&A (6)	$—	$—	$—	$848	$848
Change in fair value of contingent consideration (7)	$—	$—	$—	$200	$200
Restructuring and other charges included in SG&A (8)	$—	$—	$—	$3,212	$3,212
Change in estimate related to an environmental reserve liability (9)	$—	$—	$—	$(2,242)	$(2,242)
Impact of income taxes (10)	$(208)	$(312)	$85	$(1,595)	$(2,030)
Adjustment to earnings (loss) from continuing operations	$443	$664	$(180)	$3,617	$4,544
As adjusted
Net sales	$163,625	$142,981	$139,627	$157,714	$603,947
Gross profit	$90,358	$79,994	$73,420	$88,191	$331,963
Gross margin (1)	55.2%	55.9%	52.6%	55.9%	55.0%
SG&A	$78,009	$71,324	$70,995	$78,856	$299,184
SG&A margin (2)	47.7%	49.9%	50.8%	50.0%	49.5%
Operating income	$15,622	$12,155	$6,166	$13,293	$47,236
Operating margin (3)	9.5%	8.5%	4.4%	8.4%	7.8%
Earnings from continuing operations before income taxes	$10,655	$7,102	$1,071	$8,521	$27,349
Earnings from continuing operations	$8,967	$5,343	$1,139	$5,330	$20,779
Diluted earnings from continuing operations per common share	$0.54	$0.32	$0.07	$0.32	$1.26
Weighted average common shares outstanding - diluted	16,503	16,552	16,576	16,562	16,551

(More)

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Full Year 2009
	(in thousands, except per share amounts)
As Reported
Net sales	$155,236	$144,397	$142,274	$143,399	$585,306
Gross profit	$77,837	$68,083	$68,111	$76,782	$290,813
Gross margin (1)	50.1%	47.1%	47.9%	53.5%	49.7%
SG&A	$72,125	$68,806	$66,896	$74,662	$282,489
SG&A margin (2)	46.5%	47.7%	47.0%	52.1%	48.3%
Operating income	$7,678	$1,479	$4,174	$5,579	$18,910
Operating margin (3)	4.9%	1.0%	2.9%	3.9%	3.2%
Earnings (loss) from continuing operations before income taxes	$3,448	$(4,558)	$(905)	$456	$(1,559)
Earnings (loss) from continuing operations	$3,264	$(3,063)	$77	$1,108	$1,386
Diluted earnings (loss) from continuing operations per common share	$0.21	$(0.19)	$—	$0.07	$0.09
Weighted average common shares outstanding - diluted	15,876	16,288	16,533	16,517	16,304
Increase/(decrease) in net earnings
LIFO accounting adjustments included in cost of goods sold (4)	$1,448	$4,043	$1,180	$(1,728)	$4,943
Restructuring charges included in cost of goods sold (11)	$—	$—	$—	$355	$355
Restructuring charges included in SG&A (11)	$—	$1,362	$—	$839	$2,201
Write off of deferred financing costs (12)	$—	$1,759	$—	$—	$1,759
Impact of income taxes (10)	$(436)	$(2,315)	$(306)	$160	$(2,897)
Adjustment to earnings (loss) from continuing operations	$1,012	$4,849	$874	$(374)	$6,361
As adjusted
Net sales	$155,236	$144,397	$142,274	$143,399	$585,306
Gross profit	$79,285	$72,126	$69,291	$75,409	$296,111
Gross margin (1)	51.1%	49.9%	48.7%	52.6%	50.6%
SG&A	$72,125	$67,444	$66,896	$73,823	$280,288
SG&A margin (2)	46.5%	46.7%	47.0%	51.5%	47.9%
Operating income	$9,126	$6,884	$5,354	$5,045	$26,409
Operating margin (3)	5.9%	4.8%	3.8%	3.5%	4.5%
Earnings (loss) from continuing operations before income taxes	$4,896	$2,606	$275	$(78)	$7,699
Earnings from continuing operations	$4,276	$1,786	$951	$734	$7,747
Diluted earnings from continuing operations per common share	$0.27	$0.11	$0.06	$0.04	$0.48
Weighted average common shares outstanding - diluted	15,876	16,288	16,533	16,517	16,304

(More)

NOTES TO RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS, AS ADJUSTED

(1)   Gross margin is calculated as gross profit, as a percentage of net sales.

(2)   SG&A margin is calculated as SG&A, as a percentage of net sales.

(3)   Operating margin is calculated as operating income, as a percentage of net sales.

(4)   LIFO accounting adjustments reflect the net impact on cost of goods sold in Corporate and Other resulting from LIFO accounting.

(5)   Inventory write-up cost included in cost of goods sold includes the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of Lilly Pulitzer, which is recognized in our statement of operations as the acquired inventory is sold. Inventories, net in our January 29, 2011 consolidated balance sheet includes an additional $1.0 million of write-up related to purchase accounting which we anticipate will be recognized as cost of goods sold in Lilly Pulitzer during the first quarter of fiscal 2011 as the remaining acquired inventory is sold.

(6)   Acquisition costs included in SG&A reflect the transaction costs associated with the acquisition of the Lilly Pulitzer brand and operations during fiscal 2010 which were included in SG&A in Corporate and Other.

(7)   Change in fair value of contingent consideration reflects the statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of Lilly Pulitzer. Pursuant to the purchase method of accounting, the fair value of contingent consideration, if any, is reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value. Changes in the estimated fair value of the contingent consideration, if any, is recognized in the statement of operations. The fair value is based on assumptions regarding the probability of the payment of the $20 million of contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. Change in fair value of contingent consideration is expected to be recorded with the passage of time as the payment date of the contingent consideration approaches. Additionally, change in the fair value of contingent consideration will be recognized periodically as an increase or decrease in the expense as more information about certain assumptions included in the fair value calculation is obtained.

(8)   Restructuring and other charges in fiscal 2010 primarily relate to Ben Sherman’s termination of certain retail store leases totaling $2.8 million and impairment of certain assets totaling $0.4 million.

(9)   Change in estimate related to an environmental reserve liability reflects the impact on Corporate and Other resulting from a reduction in estimated costs to remediate a property with an existing environmental reserve liability.

(10) Impact of income taxes reflects the estimated net income tax impact of the adjustments above.

(11) Restructuring and other charges in fiscal 2009 primarily relate to Ben Sherman’s exit from its footwear, kids and women’s operations, the impairment of certain fixed assets and other streamlining initiatives, totaling $2.0 million in the aggregate, and $0.5 million of fixed asset impairment charges in Tommy Bahama.

(12) The write-off of unamortized deferred financing costs was associated with the satisfaction and discharge of our 8 7/8% senior unsecured notes in June 2009.

(More)

RECONCILIATION OF OPERATING INCOME (LOSS), IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED

Set forth below are our reconciliations, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted for the fourth quarter and full year of fiscal 2010 and fiscal 2009. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results.  We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	Fourth Quarter of Fiscal 2010
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments	Purchase accounting adjustments	Restructuring and other charges	Change in estimate related to an environmental reserve	Operating income (loss), as adjusted
Tommy Bahama	$15,608	$—	$—	$—	$—	$15,608
Lilly Pulitzer (1)	(372)	—	964	—	—	592
Ben Sherman (2)	(4,272)	—	—	3,212	—	(1,060)
Lanier Clothes	1,803	—	—	—	—	1,803
Corporate and Other (1)(3)(4)	(4,686)	2,430	848	—	(2,242)	(3,650)
Total	$8,081	$2,430	$1,812	$3,212	$(2,242)	$13,293

	Fiscal 2010
	(in thousands)
	Operating income (loss), as reported	LIFO accounting adjustments	Purchase accounting adjustments	Restructuring and other charges	Change in estimate related to an environmental reserve	Operating income (loss), as adjusted
Tommy Bahama	$51,081	$—	$—	$—	$—	$51,081
Lilly Pulitzer (1)	(372)	—	964	—	—	592
Ben Sherman (2)	(2,664)	—	—	3,212	—	548
Lanier Clothes	14,316	—	—	—	—	14,316
Corporate and Other (1)(3)(4)	(21,699)	3,792	848	—	(2,242)	(19,301)
Total	$40,662	$3,792	$1,812	$3,212	$(2,242)	$47,236

(More)

	Fourth Quarter of Fiscal 2009
	(in thousands)
	Operating income (loss), as reported	LIFO Accounting Adjustments	Restructuring and other charges	Operating income (loss), as adjusted
Tommy Bahama (5)	$9,743	$—	$534	$10,277
Lilly Pulitzer	—	—	—	—
Ben Sherman (6)	(2,655)	—	660	(1,995)
Lanier Clothes	1,708	—	—	1,708
Corporate and Other (3)	(3,217)	(1,728)	—	(4,945)
Total	$5,579	$(1,728)	$1,194	$5,045

	Fiscal 2009
	(in thousands)
	Operating income (loss), as reported	LIFO Accounting Adjustments	Restructuring and other charges	Operating income (loss), as adjusted
Tommy Bahama (5)	$37,515	$—	$534	$38,049
Lilly Pulitzer	—	—	—	—
Ben Sherman (6)	(8,616)	—	2,022	(6,594)
Lanier Clothes	12,389	—	—	12,389
Corporate and Other (3)	(22,378)	4,943	—	(17,435)
Total	$18,910	$4,943	$2,556	$26,409

(More)

NOTES TO RECONCILIATION OF OPERATING INCOME (LOSS), IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED

(1)   Purchase accounting adjustments consist of the $0.8 million cost of goods sold charge related to the write-up of inventory, a $0.2 million of change in fair value of contingent consideration, both of which are included in Lilly Pulitzer, as well as $0.8 million of transaction costs recognized in Corporate and Other associated with the acquisition of the Lilly Pulitzer brand and operations during the fourth quarter of fiscal 2010.

(2)   Restructuring and other charges in fiscal 2010 primarily relate to charges of $2.8 million related to the termination of two retail store lease agreements and $0.4 million related to the impairment of fixed assets.

(3)   LIFO accounting charges reflect the impact of all LIFO accounting adjustments recorded during the period.

(4)   Change in estimate related to an environmental reserve liability reflects the impact resulting from a reduction in estimated costs to remediate a property with an existing environmental reserve liability.

(5)   Restructuring charges reflect fixed asset impairment charges during the fourth quarter of fiscal 2009.

(6)   Restructuring and other charges in fiscal 2009 primarily relate to Ben Sherman’s exit from its footwear, kids’ and women’s operations and other streamlining initiatives during fiscal 2009.

(More)

RECONCILIATION OF PROJECTED EARNINGS PER SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO PROJECTED EARNINGS PER SHARE, AS ADJUSTED

Set forth below is our reconciliation of projected earnings per share, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the projected earnings per share, as adjusted, for the first quarter and full year of fiscal 2011. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	First Quarter Fiscal 2011	Full Year Fiscal 2011
	Guidance	Guidance
Earnings per diluted share from continuing operations:
U.S. GAAP basis	$0.89 - $0.99	$1.81 - $1.91
Anticipated impact of purchase accounting (1)	$0.06	$0.14
As adjusted	$0.95 - $1.05	$1.95 - $2.05

(1)   Anticipated impact of purchase accounting reflects the impact, net of income taxes, on earnings from continuing operations per diluted share related to purchase accounting including (1) the $1.0 million additional cost of goods sold anticipated during the first quarter of fiscal 2011 as the remaining write-up of inventory is expensed as the acquired inventory is sold and (2) $2.4 million of change in the fair value of contingent consideration, including $0.6 million in the first quarter of fiscal 2011, anticipated due to the passage of time as we approach the dates of potential payment of the $20 million contingent consideration. The amounts ultimately recognized in fiscal 2011 may be materially different than these estimates as we finalize our purchase accounting allocation of fair value and as we periodically assess the fair value of the contingent consideration in future periods.

(XXXX)